EXHIBIT 99(a)
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Press Release
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Sussex Bancorp                                       Contact:  Candace Leatham
399 Route 23                                         Senior VP/Treasurer
Franklin, NJ 07416                                   (973) 827-2914

                            SUSSEX BANCORP ANNOUNCES
                   HIGHER EARNINGS; NET INCOME INCREASES 45%;
                        ASSETS INCREASED TO $226 MILLION


Franklin, NJ, January 23, 2003-Sussex Bancorp (AMEX "SBB") announced net income of $1,156,000 for the year ended December 31, 2002, compared to net income of $795,000 for the prior year, an increase of 45.4%. Basic and diluted earnings per share for the year ended December 31, 2002 were $.69 and $.67, respectively, compared to basic and diluted earnings per share of $.48 and $.46, respectively, for the year ended December 31, 2001. Basic earnings per share increased by 43.7% and diluted earnings per share increased by 45.6% year over year. Weighted average number of basic shares outstanding was 1,663,170 for 2002 and 1,643,258 for 2001. Weighted average number of diluted shares was 1,734,023 for 2002 and 1,664,859 for 2001.

Donald L. Kovach, the Company's Chairman and CEO, stated: " I am very pleased with our 2002 performance. Although the current low rate environment has meant a high level of loan refinancings, we have successfully managed our interest expense to benefit from lower rates. Our acquisition of Tri-State Insurance has also continued to pay dividends and diversify our income away from net interest margin."

The Company's total interest income decreased to $10,860,000 for the year ended December 31, 2002 from $11,589,000 for the same period last year, reflecting a decrease in the rate earned on assets as the Company's earning assets continued to reprice to lower current market rates. The decrease in interest income was more than offset by a reduction in interest expense. The Company's interest expense decreased to $3,536,000 for the year ended December 31, 2002 from $5,688,000 for the same period last year. Despite the reduction in interest expense, the Company's total deposits increased to $189.9 million at December 31, 2002 from $178.6 million at December 31, 2001.

For the year ended December 31, 2002, the Company's non-interest income increased by $1,664,000 or 102.2%, to $3,292,000 from $1,628,000. The increase in non-interest income reflects the contribution of Tri-State Insurance Agency, Inc., which the Company acquired on October 1, 2001. Tri-State produced $1,689,000 in commission revenue for the year ended December 31, 2002, its first full year of operations as an indirect subsidiary of the Company.

The loan loss provision for the year ended December 31, 2002 increased to $300,000 from $252,000 for the same period last year.

The Company's total non-interest expense increased by $2,469,000, reflecting an additional $1,523,000 in non-interest expense from the operation of Tri-State and other increases associated with the Company's continued growth.

At December 31, 2002 the Company had total assets of $226 million, compared to total assets of $203 million at December 31, 2001.

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The Company's total stockholders' equity at December 31, 2002 was $13,680,000.
The Company maintained regulatory capital ratios of 11.77 % for Tier 1 capital to risk weighted assets, and 6.66% for its leverage ratio.

Sussex Bancorp also announced that its Board of Directors declared a cash dividend of $.07 per share, payable on February 24, 2003 to shareholders of record as of February 3, 2003. The Company has recently expanded its insurance operations, as its Tri-State Insurance Agency subsidiary acquired the Sussex County based Garrera Insurance Agency, adding carriers and products to its existing offerings. Mr. Joseph E Garrera, the principal of the Garrera Agency, has joined Tri-State.

Sussex Bancorp is the holding company of the Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey. The Bank owns Tri-State Insurance Agency, Inc., a full service insurance agency located in Augusta, New Jersey.

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